Exhibit 99.2

PacificNet, Inc.
Second Quarter 2007 Earnings Conference Call
August 20, 2007

Operator: Ladies and gentlemen, welcome to the PacificNet Q2 2007 Conference Call. During this session all lines will be muted until the question and answer portion of the call. If you need audio assistance, please press star, zero, and an operator will assist you.

At this time, I'd like to introduce today's first speaker, Tony Tong, Chairman and CEO of PacificNet.

Tony Tong: Good morning everyone. My name is Tony Tong and I am PacificNet's Chairman and CEO calling from Hong Kong. I am joined today by Victor Tong, our President, who is calling from the US; Dan Lui, PacificNet's CFO, who's calling from our China office; and Jacob Lakhany, Director of Investor Relations, who is calling from our US IR Center.

I would like to welcome all of you to our Second Quarter Conference Call. Before we begin, I've asked Jacob to read the following statement. Please go ahead, Jacob.

Jacob Lakhany: Thank you, Tony. This conference call will contain forward-looking statements. Statements that are not historical facts, including statements about our belief and expectations are forward-looking statements. Forward-looking statements involve inherit risks and uncertainties. Potential risks and uncertainties include, but are not limited to PacificNet's historical and possible future losses, limited operating history, uncertain regulatory landscape in China, and fluctuations in quarterly operating results. Further information regarding these and other risks is included in PacificNet's Form 10-K, 10-Q, and other filings with the SEC. The company is under no obligation to update statements made on this call to reflect subsequent events on its business.

At this point, I will turn it over to Tony to discuss the results. I would like to add to everyone that the PR News Wire was experiencing some unusually heavy volume this morning and the results are pending in a press release. Everyone can look for those in about probably under ten minutes or so. Those are pending and we're just slightly delayed, so with that in mind, I guess I'll turn it back over to Tony.

Tony Tong: Thank you, Jacob. First, I'll give an overview of PacificNet's performance and recent developments. First of all we are very delighted to report our continued turnaround and second profitable quarter since our venture into gaming technology business. As we are now during the last few earnings conference calls, we have initiated a rapid business transformation away from our low margin telecom business and into the new, higher margin gaming technology business.

Our goal is to streamline our operation, downsize the non-performing legacy operations, and simplify our business strategy with an emphasis on our new focus on gaming technology development. In our recent Board and Management meetings, we evaluated the early success of our gaming technology operation, and we're satisfied with the progress and financial performance.

Our Board of Directors and Management team approved our strategy to focus on the rapidly growing gaming market in greater China, Macau, and Asia, and we are seeing encouraging results beginning in 2007. With the help of professional financial advisors and bankers, we continue to seek strategic alternatives for our low margin telecom business units, which may include sales, dispositions, spin-offs and mergers. We expect our gaming revenue and profit will continue to grow throughout the rest of the year.

We are also delighted to receive an approval for our Internet gaming license application in the Philippines. Our games are focused on Asian gamers and the rapidly growing Asian Internet gaming market. The approval of this internet gaming license by a leading Asian internet gaming jurisdiction in the Philippines demonstrates our progress in becoming a leading technology provider for the gaming industry, both online and land-based. Asia has evolved into a fast growing market in both land-based and online gaming markets and as such, we believe there's a great demand for our Asian theme gaming products.

At this time, I would like to turn the call over to Dan Lui, our Chief Financial Officer, to discuss in detail the numbers in our Q2 unaudited results and highlights. Please go ahead, Dan.

Dan Lui: Thank you, Tony. As of now, we are still working with auditors to review the Q2 financials, and we hope to file our 10-Q within days. Let me now clarify that our auditors have not completed review of the following financial reports as of today and, therefore, these numbers may subject to further adjustments.

Now, I will talk about our second quarter financial results unaudited for Q2 2007 in US dollars. First of all I am glad to see our turnaround strategy is continuing to show profit our venture into gaming technology, as we started in our second profitable quarter in the gaming technology business. Let's talk about expertise of the legacy software development outsourcing businesses with CMM (inaudible) 3 certification has provided a solid foundation for the company's bold venture into the high potential gaming technology provider business.

As for the specific Q2 financial figures, the Q2 revenues finished at 9 million; approximately 80% of that was gaming products related. Other quarterly revenue was 32% less than the same period last year due to lower (inaudible) margin mobile phone wholesaling business in greater China, which posted a year-over-year decrease of 21% for the second quarter of the year.

Growth in the high margin gaming technology sector remains strong. For example, sales of electronic slot machines in Europe increased by 70% on a quarter-to-quarter sequential basis. As for the gross profit, our quarter gross profit was 2.3 million, of which 27% was gaming product related, representing an increase of 33% as compared to 1.7 million from Q2 '06. Gross margin was 26% for Q2 '07 as compared to 13% for the same period of 2006. Higher (inaudible) gross margin was attributed to gaming product sales.

Quarterly operating profit was 347K, an increase of 102% as compared to 172K from Q2 '06. Operating profit margin increased to 4% for Q2 '07 from 1% in Q2 '06. Operating income from gaming product business (inaudible) accounted for 14% and 53% of the total operating income for the second quarter of the year.

As for the net profit, operating net profit of 244K or earnings per share of $0.02 per basic share is the same for diluted share. On a year-over-year basis net income recorded a decrease of 69% for the three months ended June 30, 2007. This was primarily due to the discontinuation of high margin value added telecom services operations that were highly susceptible to adverse billing policy changes administered by China Mobile during 2007.

Net cash and cash equivalents were 4.7 million on June 30, 2007, compared to 1.8 million as of December 31, 2006. This is primarily due to successful collection of certain doubtful debt of approximately 700K and net proceeds from the 5 million from the issuance of a convertible debenture for the company's gaming technology business less the issuance costs and repayments of the outstanding 8 million convertible debentures issued in 2006.

In regards to the internal control and SOX compliance the company has also been putting in a significant amount of effort and resources into developing a sound internal control system to support and complement our rapidly growing gaming technology business. We have already finished documentation of the existing system and identification of most control weaknesses of the company. Corresponding control, monitoring, and past procedures have been designed and are being written into the company's ERP system. We aim to achieve SOX 04 compliance for our annual audit for fiscal year 2007.

Now I will pass the call to Victor Tong, our President, to discuss the company's outlook for 2007 and certain operation highlights.

Victor Tong: Thank you, Dan. For the 2007 business outlook, due to the dynamic nature of the rapidly revolving gaming market in Macau and Asia, the company decided against providing detailed revenue and profit projection at this time. Without giving detailed projection numbers, the company expects Q3 and Q4 revenues and profits to increase at a faster pace due to delivery of gaming machines, collection of account receivables, as well as deployment of new gaming products in Macau and Asian gaming markets.

There are a lot of big opportunities in the China lottery markets. One area of strong interest for the company is China's rapidly growing legal gaming market, which is China's legal welfare market and sport lottery market. PacificNet has been pursuing various co-operations, profit sharing partnership and investment opportunities in China’s lottery market.

According to China lottery market research reports, the China lottery industry experienced strong growth in 2005 with 90% growth to become the world's seventh largest market with sales of US 8.8 billion driven largely by the popularity of new games. In an effort to combat the estimated US dollar 75 billion illegal gambling market, the company expects to launch new products and services through partnership participation in China to increase over the coming years and with better distribution net worth and potential higher pay out to capture and share a part of the exciting growth.

According to a recent China lottery industry report by Citigroup Gaming Research, Citigroup forecast the China lottery market to grow by the AGR of 31% over the next five years to US 34.5 billion by 2010. This could place it as the world's second largest market behind the US, which turnover US 54 billion in 2005.

PacificNet plans to participate in China's lottery industry either as a system provider or sales agent across different products such as traditional lottery, media lottery terminals and/or instant lottery through a profit sharing partnership arrangement. As our company is transforming away from the low margin telecom business in the new high margin gaming business in which gaming technology businesses has received a rapid growth in revenue and profit during the second quarter of 2007 as Dan said, especially the sales of electronic slot machines to Europe.

Now let me talk about our high margin gaming technology. Recent regulatory changes in Europe and Asia have opened the door to more widespread electronic slot operators. Our (inaudible) subsidiary has had success in entering the European and Asian markets as a provider of electronic slot machines. On July (inaudible) received major order of 2,000 gaming machines from slot operator in Europe, which is our largest received to date. The size of this order indicates that the operators have done their homework and concluded that our machines are the best for their money in terms of quality and have best potential for ROI.

This speaks well for our machines in this extremely competitive market place. We are glad to have been granted an Internet gaming license by the first of the (inaudible) young Economic Zone Authority of the Philippines. The move into online Internet games is a natural expansion for our company to expand synergy with many of its operating subsidiaries in CRM (consumer relations management), as well as Internet mobile partners.

This free WAP (wireless application protocol) portal provides a variety of mobile Internet services to over 11 million registered users in the all-important demographic of young and trendy mobile users in China. We believe that China's Internet mobile gaming and entertainment market will surge in the coming years as a result of the expected launch of 3G services. As such, we believe the addition of online gaming will complement our existing businesses, allowing us to leverage our user base and provide a new and very exciting revenue producer going forward.

Our move into online internet games in July was the natural expansion for PacificNet to expand its synergy with many of its operating subsidiaries in VRM, as well as internet mobile partners such as Epro and Bell’s Pack CRM call centers, PactGames, WAP.MOABC.com, iMobile1800.com, and (inaudible) among others.

We believe that China's Internet mobile gaming and entertainment market will surge in the coming years as a result of the expected launch of 3G services. As such, we believe the addition of online gaming will complement our existing businesses, allowing us to leverage our user base and provide a new and very exciting revenue producer going forward.

In Macau, legacy of the company's multi-player electronic baccarat games table games continue begin the most popular electronic table gaming technology provider in Macau. The company has proven its marketing and R&D prowess to all major Asian casino operators in terms of designing and manufacturing popular Chinese and Asian themes, server based games with multiple client betting stations. For example, Sic Bo, fish-prawn-crab, roulette machines is exactly this localized land-based games that will sustain the company's future success in the online gaming arena.

Other significant events in the past quarter include that Take One electronic bingo machines receive TST certification. In July 2007, Take One received the TST (technical system testing) certification that is an internationally recognized accredited testing facility. TST offers a full range of testing and consultation services for traditional and interactive based gaming, waging, lottery, e-commerce and information technology industries to ensure that gaming operators operate in a manner that is fair, secure, and auditable. TST services are delivered by a multiple discipline team of trained computer scientists, engineers, mathematicians, and information system auditors (inaudible) possessing first hand knowledges and experience in today's leading edge technologies. TST provides an impartial service that is known for its fair dealing.

The second key event was our opening of our Zhuhai, Macau, R&D center just across the border from Macau. And our sales of interest in non-core value added services telecom unit of Guangzhou3G that happened on April 30. We sold our 51% interest of Guangzhou3G to (inaudible) Space for 5.5 million, which is partially paid in cash and partially paid for stock.

Now I would like to turn the call over to Tony to discuss our Asian gaming strategy.

Tony Tong: Thank you, Victor. Now I would like to further elaborate a little bit on our Macau and Asian gaming potentials. With our team of 200 programmers in China and Macau, we believe our games will better suit the needs and wants of Asian gamers and Asian operators than those of our competitors in both land-based, as well as online.

As mentioned in some of the recent research reports on Macau's gaming industry, our company has demonstrated significant progress as a leading provider of multi player electronic game in Macau and receiving very strong play levels. Addressing the need for multi station electronic table games such as Sic Bo, fish-prawn-crab, baccarat, roulette, and other traditional Asian table games, we have released a series of multi player electronic gaming machines. These include a hybrid Sic Bo and baccarat gaming device, which allows a player to make bets at a sit down electronic terminal while viewing a live dealer turn the card or roll the dice by a centralized TV monitor, as well as at the machine.

We are very satisfied with our successful entrance into the highly competitive gaming technology supplier market and we believe that our recently launched Asian gaming machine services has demonstrated a fairly quick payback for our customers for the legal gaming who are legal gaming operators and casino owners operating in Macau and Asia.

We believe that we are one of the very few or the only electronic gaming provider actually based in Macau. This gives us a competitive advantage on the R&D side because we believe we know the Asian gamers and we know their wants and needs, and our sales and services teams are based locally in Macau. The opening of our R&D center in Juihi also supports our efforts in Macau and marketing in Asia.

Our new I-Gaming software designed for Asian players and operators also received great reviews from some of the leading casino and I-Gaming operators in Asia, including praises from the leading gaming operators in Macau and the Philippines.

Recently, as Victor mentioned, we were granted an Internet gaming license by the (inaudible) Economic Zone Authority of the Philippines. First (inaudible) of the Philippines is a duly appointed master license of the Internet gaming operation in the Philippines. The move into online Internet games is the natural expansion for PacificNet to expand our synergy with many of our operating subsidiaries in the CRM, as well as Internet and mobile partners.

We believe that China's internet, mobile games, and entertainment market, as well as exciting lottery market, will surge in the coming years and we hope to capture a meaningful piece of this pie.

AT this time, I would like to open the call up for questions and will return for further discussion.

Operator: Ladies and gentlemen, to ask a question, please press the one key on your telephone. To ensure that everyone has an opportunity to ask a question, we ask that you limit your questions to two per phone line. If you have additional questions, please press the one key once the next caller is announced, then you'll be placed back in the queue to ask your question.

Tony Tong: I would like to add the fact that we just had the press release came out at PR News Wire, so it's available on Yahoo Finance, and also the fact that we sold Guangzhou3G, 51% for 6 million, and we paid for it for 5.5 million.

Operator: As a reminder, ladies and gentlemen, if you would like to ask a question, simply press the one key on your touch-tone phone.

Okay, ladies and gentlemen, at this time there are no questions. A replay of this call will be available to you within one hour. You can access the replay by dialing 1-800-207-7077 and entering PIN number 5670. Again, that phone number is 1-800-207-7077, PIN number 5670. Ladies and gentlemen, this concludes today's presentation. Thank you for your participation, you may now disconnect.

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